Exhibit 99.2

February 27, 2015

Dear (MEMBER NAME),

I am pleased to announce that the FHLB Des Moines and FHLB Seattle members have ratified the Merger Agreement approved by the boards of directors of both Banks in September. This is another important step in the merger process, and allows us to move forward with final preparations for combining the two Banks. You can view the results of our voting process in our related Form 8-K filed with the Securities and Exchange Commission today.

We anticipate that the merger will become effective by mid-year. Planning for merger integration has begun, and we will be ready to provide funding solutions to nearly 1,500 members in 13 states on day one. As we have announced previously, you will benefit from additional products, product enhancements and collateral categories. Please watch for more details in the coming weeks about the products and services that will be available to you as a result of the merger.

Throughout this entire process, we have been dedicated to putting you, our members, first. As we enter into the final phase of preparations and testing before the merger, this commitment continues. We expect the integration to be seamless for you with uninterrupted access to your cooperative and the same great customer service you have come to expect from FHLB Des Moines.

This is your cooperative. Even in a time of change, we are focused on doing more to help you, your business and your community thrive. If you have any questions pertaining to the merger, please contact your VP/Member Solutions.

Sincerely,

Richard S. Swanson
President and CEO
FHLB Des Moines